EXHIBIT 99.1
JOINT FILING AGREEMENT

The undersigned agree that the Statement on Schedule 13G, including any amendments, with respect to the securities of the Issuer to which this
Exhibit is attached shall be filed on behalf of each of the undersigned pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Date: October 3, 2025

/s/ Yi Ming Liu
Yi Ming Liu

2757129 Ontario Incorporated
By: /s/ Yi Ming Liu
Name: Yi Ming Liu
Title: President